PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(5)
(To prospectus dated January 26, 2001)      Registration Statement No. 333-53108

                     UP TO 3,000,000 SHARES OF COMMON STOCK
                                       AND
            WARRANTS TO PURCHASE UP TO 750,000 SHARES OF COMMON STOCK
                                       OF
                              NEOTHERAPEUTICS, INC.

         This prospectus supplement relates to an offering by us on a "best efforts" basis of up to 3,000,000 shares of our common stock at a purchase price of $2.00 per share and warrants to purchase up to 750,000 shares of our common stock at an exercise price of $2.75 per share, to certain institutional investors for aggregate proceeds of approximately $6,000,000. In connection with this offering, we may pay fees to one or more placement agents and/or finders. See "Plan of Distribution" on page S-11 for more information regarding these arrangements.

         You should read this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein, carefully before you invest. Such documents contain information you should consider when making your investment decision. The information included in the registration statement on Form S-3, as amended (No. 333-53108) filed with the Securities and Exchange Commission on January 2, 2001, is hereby incorporated by reference into this prospectus supplement.

         Our common stock is traded on the Nasdaq National Market under the symbol "NEOT." On March 11, 2002, the last sale price of our common stock on the Nasdaq National Market was $2.11 per share. As of March 11, 2002, we had 23,776,951 shares of our common stock outstanding.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT AS WELL AS THE RISK FACTORS IN THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND THEREIN TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                      -------------------------------------
         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
                      -------------------------------------





            The date of this prospectus supplement is March 12, 2002.

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                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----
ABOUT NEOTHERAPEUTICS ...................................................   2
RISK FACTORS ............................................................   3
FORWARD-LOOKING STATEMENTS ..............................................  10
USE OF PROCEEDS .........................................................  10
DILUTION ................................................................  11
PLAN OF DISTRIBUTION ....................................................  11
DESCRIPTION OF COMMON STOCK .............................................  12
DESCRIPTION OF WARRANTS .................................................  14
WHERE YOU CAN FIND MORE INFORMATION .....................................  15


You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus that is also part of this document. We have not authorized anyone to provide information different from that contained or incorporated in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated in this prospectus supplement and the accompanying prospectus is accurate only as of the date of such information, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.

                              ABOUT NEOTHERAPEUTICS

         NeoTherapeutics, Inc. is a development stage biopharmaceutical company engaged in the discovery and development of novel therapeutic drugs intended to treat neurological diseases and conditions, such as memory deficits associated with Alzheimer's disease and aging, spinal cord injuries, Parkinson's disease, other degenerative diseases that affect the nervous system and psychiatric diseases. We are also engaged in research involving functional genomics, or the study of how genes function in the body, and the development of drugs for the treatment of cancer. Our lead product candidate, Neotrofin(TM) (also known as AIT-082 or leteprinim potassium), and other compounds under development, are based on our patented technology. This technology uses small synthetic molecules to create non-toxic compounds, intended to be administered orally or by injection, that are capable of passing through the blood-brain barrier, which is a layer of cells that prevents some molecules that may be harmful from entering the brain, to rapidly act upon specific target cells in specific locations in the central nervous system, including the brain. Animal and laboratory tests have shown that Neotrofin(TM) appears to selectively increase the production of certain neurotrophic factors, a type of large protein involved in nerve cell proliferation, differential and survival, in selected areas of the brain and in the spinal cord. These neurotrophic factors regulate nerve cell growth and function. Our technology has been developed to capitalize on the beneficial effects of these proteins, which have been widely acknowledged to be closely involved in the early formation and differentiation of the central nervous system. We believe that Neotrofin(TM) could have therapeutic and regenerative effects. We have observed no serious negative side effects in patients receiving Neotrofin(TM) in our clinical trials; however, patients have reported experiencing fatigue, headache, nausea, confusion and depression at rates consistent with those normally seen in the elderly Alzheimer's disease test population. NeoGene Technologies, Inc., a subsidiary of NeoTherapeutics, Inc., is engaged in functional genomics research. On November 16, 2000, we formed another

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subsidiary, NeoOncoRx, Inc., for the purpose of in-licensing anti-cancer compounds which are in the clinical trial stages of development. This oncology division has recently begun clinical trials which include the study of Neotrofin(TM) in patients with chemotherapy-induced neuropathy and the anticancer compound Neoquin in the treatment of superficial bladder cancer. Unless otherwise specified or required by context, references in this prospectus supplement to "we," "us," "our" and "NeoTherapeutics" refer to NeoTherapeutics, Inc. and its subsidiaries on a consolidated basis.

         We currently have no marketable products, and do not expect to have any products commercially available for at least two years, if at all. We have incurred substantial losses since our inception, and expect our losses to continue for at least the next several years. The pharmaceutical marketplace in which we operate is highly competitive, and includes many large, well-established companies pursuing treatments for Alzheimer's disease and some of the other applications we are pursuing. See "Risk Factors" below.

         This prospectus supplement relates to an offering by us on a "best efforts" basis of up to 3,000,000 shares of our common stock at a purchase price of $2.00 per share and warrants to purchase up to 750,000 shares of our common stock at an exercise price of $2.75 per share, to certain institutional investors for aggregate proceeds of approximately $6,000,000. In connection with this offering, we may pay fees to one or more placement agents and/or finders. See "Plan of Distribution" on page S-11 for more information regarding these arrangements.

         We were incorporated in Colorado in December 1987 and reincorporated in Delaware in June 1997. Our executive offices are located at 157 Technology Drive, Irvine, California 92618. Our telephone number is (949) 788-6700. Our web site address is www.neotherapeutics.com. Information contained in our web site does not constitute part of this prospectus supplement.

                                  RISK FACTORS

         Your investment in our common stock involves a high degree of risk. You should consider the risks and other matters described below and the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, carefully before deciding to invest in our common stock. If any of the following risks and other matters discussed actually occurs, our business, prospects, financial condition and operating results would be significantly harmed. As a result, the trading price of our common stock could decline, and you could lose a part or all of your investment.

Our losses will continue to increase as we expand our development efforts, and our efforts may never result in profitability.

         Our cumulative losses during the period from our inception in 1987 through September 30, 2001 were approximately $114.3 million, almost all of which consisted of research and development and general and administrative expenses. We lost approximately $11.6 million in 1998, $26.0 million in 1999, approximately $46.4 million in 2000 and approximately $18.1 million in the nine months ended September 30, 2001. We expect our losses to decrease in the year 2001 as compared to the year 2000 due in part to anticipated savings of approximately $10.0 million from our transition to managing our clinical trials ourselves rather than contracting with third parties for this function. However, we expect our losses to increase in the future as we expand our clinical trials and increase our research and development activities. Moreover, we may not realize the anticipated savings from the changes in our clinical trial program. We currently do not sell any products and we may never achieve significant revenues or become profitable. Even if we eventually generate revenues from sales, we nevertheless expect to incur significant operating losses over the next several years.

Our potential drug products are in an early stage of clinical and preclinical development and may not prove safe or effective enough to obtain regulatory approval to sell any of them.

         We currently are testing our first potential drug product, Neotrofin(TM), in human clinical trials. We are currently conducting three clinical trials of Neotrofin(TM) for Alzheimer's disease, spinal cord injury and Parkinson's disease, and we expect to complete these trials before the end of the first quarter of 2002 with full data analysis to be completed within approximately sixty days thereafter. In conjunction with our subsidiary, NeoOncoRx, Inc., we have acquired rights to three anti-cancer drugs that are in clinical trials, and we have commenced a clinical trial of Neotrofin(TM) for chemo-induced neuropathy. We expect that we will need to complete additional trials before we will be able to apply for regulatory approval to sell Neotrofin(TM) or any of our other potential drug products. Our

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other proposed products are in preclinical development. We cannot be certain that any of our potential or proposed products will prove to be safe or effective in treating disorders of the central nervous system or any other diseases. All of our potential drugs will require additional research and development, testing and regulatory clearance before we can sell them. We cannot be certain that we will receive regulatory approval to sell any of our potential drugs. We do not expect to have any products commercially available for at least two years, if at all.

If we are unable to obtain substantial additional funding on acceptable terms, we may have to delay or eliminate one or more of our development programs.

         We currently are spending cash at a rate in excess of approximately $2.3 million per month, and we expect this rate of spending to continue for at least the next twelve months assuming continued progress of clinical testing of Neotrofin(TM). If there is a change in the progress of clinical testing of Neotrofin(TM), our spending rate might decrease. We currently expect that we will need to raise additional cash within approximately two months to avoid making substantial reductions to our operations. While we will continue to look to sales of our common stock pursuant to our existing sales agreements and our Class B Warrants as financing sources, we believe that we will need to obtain additional financing from other sources or enter into strategic alliances with major pharmaceutical companies to satisfy our current funding requirements for at least the next twelve months assuming continued progress of clinical testing of Neotrofin(TM) and our other drug candidates. Also, if the market price of our common stock is less than $2.00 per share, we may not be able to use our Class B Warrants as a financing source. As of March 11, 2002, Class B Warrants have been exercised for 586,400 shares and gross proceeds of approximately $5.1 million. We have not issued any call notices under our Class B Warrants since November 2000, and the Class B Warrants expire in June 2002.

         We intend to continue to seek alternative sources of funding for the foreseeable future. We may not be able to obtain additional funds on acceptable terms or at all. Should we not be able to continue to make sales under our existing sales agreements, utilize our Class B Warrants or obtain additional funding we will have to delay or eliminate one or more of our development programs.

         We will need substantial additional funds to complete the research and development and clinical trials of Neotrofin(TM), our lead drug candidate, before we will be able to submit it to the FDA for approval for commercial sale. We will also need substantial additional funds to support the continued research and development and clinical trials of our other potential products. Since we currently have no products available for commercial sale and minimal revenues from licensing in our genomics division, we must use capital to fund our operating expenses. Our operating expenses, and consequently our capital requirements, will depend on many factors, including:

     . continued scientific progress in research and development to identify and develop or obtain additional product candidates;
     . the costs and progress of preclinical and clinical testing of Neotrofin(TM), our anti-cancer drugs and additional drug candidates;
     .   the cost involved in filing, prosecuting and enforcing patent claims;
         and
     . the time and cost involved in obtaining regulatory approvals for our potential products.

In addition, if we are successful in obtaining regulatory approval of one or more of our potential products, we will require additional capital to cover costs associated with commercializing our products.

         We expect to seek additional funding through public or private financings or collaborative or other arrangements with third parties. We may not obtain additional funds on acceptable terms, if at all. If adequate funds are not available, we will have to delay or eliminate one or more of our development programs.

Competition for patients in conducting clinical trials and extensive regulations governing the conduct of clinical trials may prevent or delay approval of a drug candidate and strain our limited financial resources.

         Many pharmaceutical companies are conducting clinical trials in patients with Alzheimer's disease, Parkinson's disease, spinal cord injuries and the forms of cancer our product candidates address. As a result, we must compete with them for clinical sites, physicians and the limited number of patients with these diseases or injuries who fulfill the stringent requirements for participation in clinical trials. In addition, due to a lack of

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available information about the condition of Alzheimer's disease sufferers in the United States, we cannot be certain how many of the over 4 million patients with Alzheimer's disease in the United States would meet the requirements for participating in our clinical trials. Also, due to the confidential nature of clinical trials, we cannot be certain how many of the eligible Alzheimer's disease, Parkinson's disease, spinal cord injury and cancer patients may be enrolled in competing studies and consequently not available to us. This competition may increase costs of our clinical trials and delay the introduction of our potential products.

Any failure to comply with extensive governmental regulation could prevent or delay product approval or cause governmental authorities to disallow our products after approval and subject us to criminal or civil liabilities.

          The U.S. Food and Drug Administration, or FDA, and comparable agencies in foreign countries impose many requirements on the introduction of new drugs through lengthy and detailed clinical testing procedures, and other costly and time-consuming compliance procedures. These requirements apply to every stage of the clinical trial process and make it difficult to estimate when Neotrofin(TM) or any other of our potential products will be available commercially, if at all.

          Our proprietary compounds will require substantial clinical trials and FDA review as new drugs. Even if we successfully enroll patients in our clinical trials, patients may not respond to our potential drug products. We think it is prudent to expect setbacks. While we believe that we are currently in compliance with applicable FDA regulations, if we fail to comply with the regulations applicable to our clinical testing, the FDA may delay, suspend or cancel our clinical trials, or the FDA might not accept the test results. The FDA, or any comparable regulatory agency in another country, may suspend clinical trials at any time if it concludes that the trials expose patients participating in such trials to unacceptable health risks. Further, human clinical testing may not show any current or future product candidate to be safe and effective to the satisfaction of the FDA or comparable regulatory agencies or the data derived therefrom may be unsuitable for submission to the FDA or other regulatory agencies.

          We cannot predict with certainty when we might submit any of our proposed products currently under development for the regulatory approval required in order to commercially sell the products. Once we submit a proposed product for commercial sale approval, the FDA or other regulatory agencies may not issue their approvals on a timely basis, if at all. If we are delayed or fail to obtain these approvals, our business and prospects may be significantly damaged. If we fail to comply with regulatory requirements, either prior to seeking approval or in marketing our products after approval, we could be subject to regulatory or judicial enforcement actions. These actions could result in:

          .    product recalls or seizures;

          .    injunctions;

          .    civil penalties;

          .    criminal prosecution;

          . refusals to approve new products and withdrawal of existing approvals; and

          .    enhanced exposure to product liabilities.

The loss of key researchers or managers could hinder our drug development process significantly and might cause our business to fail.

          Our success depends upon the contributions of our key management and scientific personnel, especially Dr. Alvin Glasky, our Chief Executive Officer and Chief Scientific Officer. Dr. Glasky has led our research and business developments since founding our business in 1987 and is the inventor on several of our patents. Our loss of the services of Dr. Glasky or any other key personnel could delay or preclude us from achieving our business objectives. Although we currently have key-man life insurance on Dr. Glasky in the face amount of $2 million, we believe that the loss of Dr. Glasky's services would damage our research and development efforts substantially. Dr. Glasky has an employment agreement with us that provides for a three year term expiring December 31, 2003, with automatic one-year renewals thereafter unless we or Dr. Glasky gives notice of intent not to renew at least 90 days in advance of the renewal date.

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          In addition to Dr. Glasky, the loss of Dr. Luigi Lenaz, our Vice
President, Oncology Division and President of our subsidiary NeoOncoRx, Inc., would damage the development of our anti-cancer business substantially, and the loss of the services of Dr. Olivier Civelli, consultant to our subsidiary NeoGene, Inc., would harm the development of our functional genomics business substantially. Dr. Lenaz has an employment agreement with us that will expire on July 1, 2003, with automatic one year renewals thereafter unless we or Dr. Lenaz gives notice of intent not to renew at least 90 days in advance of the renewal date. We also will need substantial additional expertise in finance and marketing and other areas in order to achieve our business objectives. Competition for qualified personnel among pharmaceutical companies is intense, and the loss of key personnel, or the inability to attract and retain the additional skilled personnel required for the expansion of our business, could significantly damage our business.

If we cannot protect or enforce our intellectual property rights adequately, the value of our research could decline as our competitors appropriate portions of our research.

          We actively pursue patent protection for our proprietary products and technologies. We hold rights to nine U.S. patents and currently have sixteen U.S. patent applications pending, including one which has been allowed. Our issued patents expire between 2009 and 2019. In addition, we have numerous foreign patents issued and patent applications pending corresponding to our U.S. patents. However, our patents may not protect us against our competitors. We may have to file suit to protect our patents or to defend our use of our patents against infringement claims brought by others. Because we have limited cash resources, we may not be able to afford to pursue or defend against litigation in order to protect our patent rights.

          We also rely on trade secret protection for our unpatented proprietary technology. However, trade secrets are difficult to protect. While we enter into confidential information agreements with our employees and consultants, these agreements may not successfully protect our trade secrets or other proprietary information.

We are a small company relative to our principal competitors and our limited financial and research resources may limit our ability to develop and market new products.

          Many companies, both public and private, including well-known pharmaceutical companies such as Amgen, Inc., Bayer AG, Eli Lilly and Co., Novartis AG, Bristol-Meyers Squibb Company, Pfizer, Inc., Janssen Pharmaceutica, Inc. and Shire Pharmaceuticals Group plc, are developing products to treat Alzheimer's disease and certain of the other applications we are pursuing. Most of these companies have substantially greater financial, research and development, manufacturing, marketing and sales experience and resources than us. As a result, our competitors may be more successful than us in developing their products, obtaining regulatory approvals and marketing their products to consumers. While we believe, based on recent industry publications, that Neotrofin(TM) is more advanced in the drug development process than most other drugs seeking to use neurotrophic factors to treat Alzheimer's disease, we cannot be certain that Neotrofin(TM) will be the first of these drugs to receive FDA approval, if it receives approval at all. In addition, there are four drugs currently approved for the treatment of Alzheimer's disease in the United States, all of which use a different approach to the disease than Neotrofin(TM). If these treatments are successful, or if other drugs using the neurotrophic factor approach are approved before Neotrofin(TM), or if any of these drugs prove to be more effective than Neotrofin(TM), the market for Neotrofin(TM) could be reduced or eliminated.

Our lack of experience at conducting clinical trials ourselves may delay the trials and increase our costs.

          We have begun to conduct, and intend to conduct in the future, some clinical trials ourselves rather than hiring outside contractors. We believe this conversion may reduce the costs associated with the trials and give us more control over the trials. However, while some of our management has had experience at conducting clinical trials, we have never done so as a company. While we have not experienced significant delays or increased costs to date due to this conversion, as we move forward with our first self-conducted clinical trials, our lack of experience may delay the trials and increase our costs. We think it is prudent to expect setbacks as we make this transition.

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Holders of our warrants could engage in short selling to increase the number of shares of common stock issuable upon conversion or exercise of the securities and decrease the exercise price of the warrants. If this occurs, the market price of our common stock may decline.

          Short selling is a practice in which an investor borrows shares from a stockholder to sell in the trading market, with an obligation to deliver the same number of shares back to the lending stockholder at a future date. Short sellers make a profit if the price of our common stock declines, allowing the short sellers to sell the borrowed shares at a higher price than they have to pay for shares delivered to the lending stockholder. Short selling increases the number of shares of our common stock available for sale in the trading market, putting downward pressure on the market price of our common stock.

          Our Class B Warrants may be exercised for shares of our common stock based in some cases on a floating exercise price related to the market price of our common stock. The holders of these securities may benefit from the downward price pressures caused by short selling due to the reduced exercise price that must be paid to obtain shares of common stock upon exercise. In particular, the exercise price of our outstanding Class B Warrants, if we deliver a redemption notice, is equal to the lesser of $33.75 per share (subject to adjustment for stock splits, reverse splits and combinations) and 97% (or 95% if the market price of our common stock is less than $5.00 per share) of the closing bid price of our common stock on the trading day after the redemption notice is delivered. This fact could give the holders of our Class B Warrants incentive to sell short our common stock after receipt of a redemption notice, which could cause the market price to decline. The holders of the Class B Warrants could then exercise their Class B Warrants and use the shares of common stock received upon exercise to replace the shares sold short and thereby profit by the decline in the market price of the common stock caused by their short selling. There are currently outstanding Class B Warrants exercisable for 3,413,600 shares of common stock. The Class B Warrants expire on June 12, 2002.

          Montrose Investments Ltd. and Strong River Investments, Inc. each hold Class B Warrants to purchase 1,706,800 shares of our common stock, or approximately 7.2% of the total number of shares of our common stock outstanding, which Class B Warrants have an exercise price of $33.75 per share if we do not deliver a redemption notice. No other investors hold Class B Warrants. These facts give these two investors greater influence over the market price of our stock if we deliver a redemption notice, however, each of these investors make independent investment decisions, and each has agreed to vote any and all shares of our common stock that they own as recommended by our board of directors in any meeting of our stockholders.

The trading price of our common stock must comply with the listing requirements of the Nasdaq National Market or we could be delisted and the liquidity of our common stock would decline.

          Our common stock is listed on the Nasdaq National Market. To remain listed on this market, we must meet Nasdaq's listing maintenance standards and abide by Nasdaq's rules governing listed companies. If the price of our common stock falls below $1.00 per share for an extended period, or if we fail to meet other Nasdaq standards, including minimum market capitalization and minimum total assets, or violate Nasdaq rules, our common stock could be delisted from the Nasdaq National Market.

          Nasdaq has established rules regarding the issuance of "future priced securities" or securities convertible into common stock based on a floating conversion price, so that the number of shares of common stock issuable upon conversion of the securities is not known when the securities are sold. These rules may apply to a number of securities we have issued in the past, because the number of shares of our common stock issuable upon conversion of those securities were based upon a future price of our common stock. Nasdaq's concerns regarding these securities include the potential dilution to our existing stockholders if the price of our common stock goes down causing a large number of shares to be issued upon conversion of the securities, and the corresponding potential for excessive return on investment for the purchaser of the convertible securities. In addition, since the holders of future priced securities may benefit from a decrease in the market price of our common stock, those holders may have greater incentive to engage in manipulative practices. In light of these concerns, Nasdaq has indicated that the following rules may be implicated by future priced securities:

          Stockholders must approve significant issuances of listed securities
          --------------------------------------------------------------------
at a discount to market or book value. Nasdaq rules prohibit an issuer of listed
-------------------------------------
securities from issuing 20% or more of its outstanding capital stock in one

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transaction or a series of related transactions at less than the greater of book value or the then current market value without obtaining prior stockholder consent.

          Public interest concerns. Nasdaq may terminate the listing of a
          ------------------------
security if necessary to prevent fraudulent and manipulative acts and practices or to protect investors and the public interest. With respect to future priced securities, Nasdaq has indicated that it may delist a security if the returns with respect to the future priced security become excessive compared to the returns being earned by public investors in the issuer's securities.

          Furthermore, some requirements for continued listing, such as the $1.00 minimum bid price requirement, are outside of our control. Accordingly, there is a risk that Nasdaq may delist our common stock.

          If our common stock is delisted, we would likely seek to list our common stock on the Nasdaq SmallCap Market or for quotation on the American Stock Exchange or a regional stock exchange, if available. However, listing or quotation on such market or exchange could reduce the market liquidity for our common stock. If our common stock were not listed or quoted on another market or exchange, trading of our common stock would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities or in what are commonly referred to as the "pink sheets." As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, our common stock. In addition, delisting from the Nasdaq National Market and failure to obtain listing or quotation on such other market or exchange would subject our common stock to so-called "penny stock" rules. These rules impose additional sales practice and market-making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, if our common stock is delisted from the Nasdaq National Market and we fail to obtain listing or quotation on another market or exchange, broker-dealers may be less willing or able to sell and/or make a market in our common stock and purchasers of our common stock may have more difficulty selling such common stock in the secondary market. In either case, the market liquidity of our common stock would decline.

There are a substantial number of shares of our common stock eligible for future sale in the public market. The sale of these shares could cause the market price of our common stock to fall. Any future equity issuances by us may have dilutive and other effects on our existing stockholders.

          There were 23,776,951 shares of our common stock outstanding as of March 11, 2002. In addition, security holders held options, warrants and other rights as of March 11, 2002 which, if exercised, would obligate us to issue up to an additional 10,401,875 shares of common stock at a weighted average exercise price of $16.24 per share, of which 2,994,246 shares are subject to options or warrants which are currently exercisable at the sole election of the holder at a weighted average exercise price of $8.63 per share. Many of these shares, if issued, would likely be issued at a discount to the prevailing market price. A substantial number of those shares, when we issue them upon exercise, will be available for immediate resale in the public market. In addition, we have the ability to sell up to approximately $18.4 million of our common stock pursuant to a shelf registration that will be eligible for immediate resale in the market, less the dollar amount of our common stock sold under this prospectus supplement. The market price of our common stock could fall as a result of such resales due to the increased number of shares available for sale in the market. If all 10,401,875 shares were issued without any increase in our market capitalization, the market price per share of our common stock may be reduced by approximately 30%, excluding any effects of any other developments or market factors.

          We have financed our operations, and we expect to continue to finance our operations, by issuing and selling our common stock or securities convertible into or exercisable for shares of our common stock. Any issuances by us of equity securities may be at or below the prevailing market price of our common stock and may have a dilutive impact on our other stockholders. These issuances would also cause our net income, if any, or loss per share to decrease in future periods. As a result, the market price of our common stock could drop.

We may be subject to product liability claims, and may not have sufficient product liability insurance to cover any claims, which may expose us to substantial liabilities.

          We may be exposed to product liability claims from patients who participate in our clinical trials, or, if we are able to obtain FDA approval for one or more of our potential products, from consumers of our products. Although we currently carry product liability insurance in the amount of $5 million per occurrence, it is possible that the amounts of this coverage will be insufficient to protect us from future claims. Further, we cannot be certain that we will be able to maintain our existing insurance or obtain or maintain additional insurance on acceptable terms for our clinical and commercial activities or that such additional insurance would be sufficient to cover any potential product liability claim or recall. Failure to maintain sufficient insurance coverage could have a material adverse effect on our business, prospects and results of operations if claims are made that exceed our coverage.

The use of hazardous materials in our research and development efforts imposes certain compliance costs on us and may subject us to liability for claims arising from the use or misuse of these materials.

         Our research and development efforts involve the use of hazardous materials, including biological materials, chemicals and radioactive materials. We are subject to federal, state and local laws and regulations governing the storage, use and disposal of these materials and some waste products. We believe that our safety procedures for the storage, use and disposal of these materials comply with the standards prescribed by federal, state and local regulations. However, we cannot completely eliminate the risk of accidental contamination or injury from these materials. If there were to be an accident, we could be held liable for any damages that result, which could exceed our financial resources. We currently maintain insurance coverage of up to $1,000,000 per occurrence for injuries resulting from the hazardous materials we use, and up to $25,000 per occurrence for pollution clean up and removal, however, future claims may exceed these amounts. Currently the costs of complying with federal, state and local regulations are not significant, and consist primarily of waste disposal expenses. We may incur substantially increased costs to comply with regulations, particularly environmental regulations, if we develop our own commercial manufacturing facility.

The market price and volume of our common stock fluctuate significantly and could result in substantial losses for individual investors.

         The stock market from time to time experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may cause the market price and volume of our common stock to decrease. In addition, the market price and volume of our common stock is highly volatile. Factors that may cause the market price and volume of our common stock to decrease include fluctuations in our results of operations, timing and announcements of our technological innovations or new products or those of our competitors, FDA and foreign regulatory actions, developments with respect to patents and proprietary rights, public concern as to the safety of products developed by us or others, changes in health care policy in the United States and in foreign countries, changes in stock market analyst recommendations regarding our common stock, the pharmaceutical industry generally and general market conditions. In addition, the market price and volume of our common stock may decrease if our results of operations fail to meet the expectations of stock market analysts and investors. While a decrease in market price could result in direct economic loss for an individual investor, low trading volume could limit an individual investor's ability to sell our common stock, which could result in substantial economic loss as well. During the last year, the price of our common stock has ranged between $6.60 and $2.11, and the daily trading volume has been as high as 868,627 shares and as low as 10,222 shares, with a recent average of approximately 84,881 shares.

Our directors and executive officers own a substantial percentage of our common stock. Their ownership could allow them to exercise significant control over corporate decisions and to implement corporate acts that are not in the best interests of our stockholders as a group.

         Our directors and executive officers beneficially own approximately 12.1% of our outstanding common stock as of February 12, 2002. In addition, several of our stockholders, including Montrose Investments Ltd. and Strong River Investments, Inc. have agreed that they will vote any and all shares of our common stock that they own as recommended by our board of directors in any meeting of our stockholders. As of March 11, 2002, we believe these stockholders collectively held less than 250,000 shares of our common stock, or approximately 1.1% of the number of shares outstanding, and held warrants which could result in the issuance of up to 4,588,145 additional shares, for a total of 4,838,145 shares or 20.3% of the total number outstanding if all of those securities were converted or exercised. However, none of the additional shares can be issued at the option of the holder within 60 days of March 11, 2002. As a result of these holdings, our directors and executive officers, if they acted together, could exert substantial influence over matters requiring approval by our stockholders. These matters would include the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership and voting power may discourage or prevent someone from acquiring our business.

Certain Charter and Bylaws provisions and our Stockholder Rights Plan may make it more difficult for someone to acquire control of us or replace current management.

         Certain provisions of our Certificate of Incorporation and Bylaws may make it more difficult for someone to acquire control of us or replace our current management. These provisions may make it more difficult for stockholders to take certain corporate actions and could delay, discourage or prevent someone from acquiring our business or replacing our current management, even if doing so would benefit our stockholders. These provisions could limit the price that certain investors might be willing to pay for shares of our common stock.

         On December 13, 2000, we adopted a Stockholder Rights Plan pursuant to which we have distributed rights to purchase units of our capital Series B Junior Participating Preferred Stock. The rights become exercisable upon the earlier of ten days after a person or group of affiliated or associated persons has acquired 20% or more of the outstanding shares of our common stock or ten business days after a tender offer has commenced that would result in a person or group beneficially owning 20% or more of our outstanding common stock. These rights could delay or discourage someone from acquiring our business, even if doing so would benefit our stockholders.

                           FORWARD-LOOKING STATEMENTS

         This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. The risks and uncertainties include those noted in "Risk Factors" above, those in the accompanying prospectus and those in the documents incorporated by reference herein and therein.

         We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent that we are required to do so by law or regulations. We also may make additional disclosures in our Annual Report on Form 10-K, our definitive proxy statement filed in connection with our 2001 Annual Meeting of Stockholders, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K that we may file from time to time with the Securities and Exchange Commission, or SEC. Please also note that we provide a cautionary discussion of risks and uncertainties under the section entitled "Risk Factors" in our Annual Report on Form 10-K. These are factors that we think could cause our actual results to differ materially from expected or forecasted results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                                 USE OF PROCEEDS

         If we were to sell 3,000,000 shares of our common stock pursuant to this offering, the net proceeds to us, before deducting the estimated placement agent and/or finder fees and our estimated offering expenses, will be approximately $6,000,000 based upon the public offering price of $2.00 per share. Any placement agent or finder associated with this offering is working solely on a best efforts basis and therefore, we may not sell the entire amount of shares of our common stock offered pursuant to this prospectus. We plan to use the net proceeds we raise for general corporate purposes, including:

         *  Working capital
         *  Capital expenditures
         *  Research and development
         *  General and administrative expenses

         We may also use a portion of the net proceeds for the acquisition of, or investment in, companies, technologies or assets. Net proceeds from the sale of the offered securities initially may be temporarily invested in short-term interest-bearing securities.

                                    DILUTION

         The net tangible book value of our common stock on September 30, 2001 was $9,101,411 million, or approximately $0.42 per share. Net tangible book value per share represents the amount of our total tangible assets, less our total liabilities, divided by the total number of shares of our common stock outstanding. Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. Without taking into account any other changes in net tangible book value after September 30, 2001, other than to give effect to the sale of 3,000,000 shares of common stock offered by us at a price of $2.00 per share and after deducting the estimated placement agent fees and estimated offering expenses payable by us, our net tangible book value would have been $14,741,411 million, or approximately $0.59 per share. This represents an immediate increase in net tangible book value of $0.17 per share to existing stockholders and an immediate dilution in net tangible book value of $1.41 per share to new investors.

         Offering price per share ...............................................           $2.00
         Net tangible book value per share as of September 30, 2001 .............   $0.42
         Increase per share attributable to new investors .......................    0.17
                                                                                    -----
         As adjusted net tangible book value per share after the offering .......            0.59
                                                                                            -----
         Dilution in net tangible book value per share to new investors .........           $1.41
                                                                                            =====

         This table excludes shares of common stock issuable upon exercise of options, warrants and other rights, and the effect of shares of common stock issued since September 30,2001.

                              PLAN OF DISTRIBUTION

         Our common stock is traded on the Nasdaq National Market under the symbol "NEOT."

         This prospectus supplement relates to an offering by us on a "best efforts" basis of up to 3,000,000 shares of our common stock at a purchase price of $2.00 per share and warrants to purchase up to 750,000 shares of our common stock at an exercise price of $2.75 per share, to certain institutional investors for aggregate proceeds of approximately $6,000,000. In connection with this offering, we may pay fees to one or more placement agents and/or finders. Any placement agent or finder associated with this offering is working solely on a best efforts basis and therefore, we may not sell the entire amount of shares of our common stock offered pursuant to this prospectus. See the descriptions of such arrangements described below.

          Any placement agent, finder, broker or dealer that participates in the distribution (collectively, "Distribution Participants"), may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by these brokers or dealers and any profit realized on the resale of the securities sold by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As underwriters they would be required to comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock by "Distribution Participants." Under these rules and regulations, Distribution Participants:

          . may not engage in any stabilization activity in connection with our securities; and

          . may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until such Distribution Participant has completed its participation in the distribution.

          We may or may not use one or more of the following placement agents or finders in connection with this offering: Jefferies & Company, Inc., Brighton Capital Ltd. and Ladenburg Thalmann & Co. Inc.

          In December 2001, we entered into a letter agreement with Jefferies & Company, Inc. ("Jefferies") pursuant to which Jefferies agreed to act as a financial advisor and placement agent in connection with the structuring, issuance and sale of our equity or equity-linked securities and debt securities. The agreement was terminated in January 2002, but pursuant to the terms of the agreement, we are required to pay the compensation due to Jefferies under the agreement for any sales made to investors introduced to us by Jefferies during the term of the agreement.

         Pursuant to the agreement, we must pay Jefferies a cash fee equal to 6.5% of the aggregate sales price of securities sold to investors introduced to us by Jefferies. In addition, a warrant previously issued to Jefferies will vest as to a number equal to the product of 125,000 multiplied by a fraction, the numerator of which shall be the proceeds received by the Company from investors introduced to us by Jefferies and the denominator of which will be $15 million, up to a maximum of 125,000 shares, at an exercise price per share equal to the per share purchase price of the securities sold to the investors. In addition to the cash compensation and the warrant, we also agreed to reimburse Jefferies for its out-of-pocket expenses incurred in connection with the agreement up to an aggregate of $100,000.

         On March 11, 2002, we entered into an agreement with Brighton Capital Ltd. ("Brighton") pursuant to which Brighton shall act as a non-exclusive finder for purchasers of our securities. Pursuant to the agreement, we shall pay Brighton at each closing a cash fee equal to 6% of all cash proceeds received by us from investors introduced to us by Brighton and a warrant to purchase 10,000 shares of our common stock for every $1,000,000 in proceeds received by us from such investors at an exercise price of $2.75 per share. We shall pay one-half of the fees each to Brighton and Atwood Capital Ltd.

         On November 19, 2001, we entered into a letter agreement with Ladenburg Thalmann & Co. Inc. ("LTCO") pursuant to which LTCO shall act as a non-exclusive placement agent in connection with proposed public offerings of up to $20 million of our common stock and/or warrants to purchase our common stock on the Nasdaq National Market pursuant to our existing effective shelf Registration Statement on Form S-3, file number 333-53108. The terms of any offering shall be agreed to between the purchasers and us from time to time. LTCO's obligations under the agreement are on a reasonable best efforts basis only and the execution of the agreement does not constitute a commitment by LTCO to purchase any of our securities or ensure the successful placement of any of our securities. The agreement shall remain in effect until August 1, 2002, unless terminated earlier by either party with 30 days written notice.

         Pursuant to the agreement, we shall pay LTCO: (i) a non-accountable expense allowance equal to 3% of the gross offering proceeds received by us from investors introduced to us by LTCO with an overall limit of $150,000, (ii) an advance of $50,000 which will be returned to us to the extent not earned through placements of securities or incurred through expenses and (iii) a cash fee payable upon each closing of the sale of securities to investors introduced to us by LTCO equal to 5% of the gross offering proceeds received by us from the investors at each closing. We have already paid LTCO $60,000 for expenses related to an offering on December 10, 2001.

         A complete copy of our agreement with LTCO was filed with the Securities and Exchange Commission on December 11, 2001, as Exhibit 1.1 to our Form 8-K.

         In addition, we estimate that our share of the total expenses of this offering, excluding the placement agent and finder fees and expense reimbursements, will be approximately $20,000.

         We have also agreed to indemnify Jefferies and LTCO against certain liabilities, including liabilities under the Securities Act, or to contribute to payments Jefferies or LTCO may be required to make in respect of such liabilities. In addition, we have agreed to indemnify Brighton against certain liabilities arising from any transaction in which Brighton acts as a finder.

                           DESCRIPTION OF COMMON STOCK

         The following summary of the terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to our Charter and Bylaws, copies of which are on file with the Commission. See "Where You Can Find More Information."

         We have authority to issue 50,000,000 shares of common stock, $.001 par value per share. As of March 11, 2002, we had 23,776,951 shares of common stock outstanding, held of record by approximately 400 stockholders.

Terms

         Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their shares alone. Our board of directors is divided into three classes, with the term of each class expiring every third year at the annual meeting of stockholders. The number of directors is distributed equally between the three classes. Subject to the preferences that may be applicable to the holders of outstanding shares of preferred stock, if any, the holders of our common stock are entitled to receive ratably such lawful dividends as may be declared by the Board of Directors. In the event of liquidation, dissolution or winding up of NeoTherapeutics, and subject to the rights of the holders of outstanding shares of preferred stock, if any, the holders of shares of our common stock shall be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. Our common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions. All outstanding shares of our common stock are fully paid and nonassessable. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, if any.

Stockholder Rights Plan

         On December 13, 2000, we adopted a Stockholder Rights Plan pursuant to which we have distributed rights to purchase units of our capital Series B Junior Participating Preferred Stock. The rights become exercisable upon the earlier of ten days after a person or group of affiliated or associated persons has acquired 20% or more of the outstanding shares of our common stock or ten business days after a tender offer has commenced that would result in a person or group beneficially owning 20% or more of our outstanding common stock. The description and terms of the rights are set forth in a Rights Agreement between us and U.S. Stock Transfer Corporation, as rights agent, filed with the Securities and Exchange Commission on December 26, 2000, as Exhibit 4.1 to our Form 8-A.

Certain Provisions of Delaware Law and of the Company's Charter and Bylaws

         The following paragraphs summarize certain provisions of the Delaware General Corporation Law and the Company's Charter and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the DGCL and to the Company's Charter and Bylaws, copies of which are on file with the Commission. See "Where You Can Find More Information."

         Our Certificate of Incorporation and Bylaws contain provisions that, together with the ownership position of the officers, directors and their affiliates, could discourage potential takeover attempts and make it more difficult for stockholders to change management, which could adversely affect the market place of our common stock.

         Our Certificate of Incorporation limits the personal liability of our directors to NeoTherapeutics and our stockholders to the fullest extent permitted by the Delaware General Corporation Law, or DGCL. The inclusion of this provision in our Certificate of Incorporation may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care.

         Our Bylaws provide that special meetings of stockholders can be called only by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer. Stockholders are not permitted to call a special meeting and cannot require the Board of Directors to call a special meeting. There is no right of stockholders to act by written consent without a meeting, unless the consent is unanimous. Any vacancy on the Board of Directors resulting from death, resignation, removal or otherwise or newly created directorships may be filled only by vote of the majority of directors then in office, or by a sole remaining director. Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, except for nominations made by or at the direction of the board of directors or a committee of the board. Our Bylaws also provide for a classified board. See "Terms" above.

         We are subject to the "business combination" statute of the DGCL, an anti-takeover law enacted in 1988. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder," for a period of three years after the date of the transaction in which a person became an "interested stockholder," unless:

     . prior to such date the board of directors of the corporation approved either the "business combination" or the transaction which resulted in the stockholder becoming an "interested stockholder,"

     . upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

     . at or subsequent to such time the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not be written consent, by the affirmative vote of a least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder."

     A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the "interested stockholders." An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. Although Section 203 permits us to elect not to be governed by its provisions, we have not made this election. As a result of the application of Section 203, potential acquirers of NeoTherapeutics may be discouraged from attempting to effect an acquisition transaction with us, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

Transfer Agent and Registrar

     The transfer agent and registrar for the common stock is U.S. Stock Transfer Corporation.

                             DESCRIPTION OF WARRANTS

     As of March 11, 2002, we had warrants to purchase 6,018,900 shares of our common stock outstanding at a weighted average exercise price of $24.04 per share (other than options issued under our stock option plans and non-qualified options issued to our employees and consultants outside of our stock option plans).

     This prospectus supplement relates to the issuance of warrants to purchase up to 750,000 shares of our common stock and the issuance of the shares of common stock upon exercise of the warrants. The warrants will have an exercise price of $2.75 per share and are immediately exercisable. The warrants will expire if not exercised within five years of their date of issuance. The shares our common stock underlying the warrants, when issued upon exercise of the warrants, will be fully paid and nonassessable, and we will pay any transfer tax incurred as a result of the issuance of the underlying common stock except for any tax payable in respect of any transfer in a name other than the holders.

     The warrants contains provisions that protect the holders against dilution by adjustment of the exercise price and the number of shares issuable. Such adjustments will occur in the event, among others, of a:

     .   merger,

     .   stock split or reverse stock split,

     .   stock dividend,

     .   sale or transfer of all or substantially all of assets,

     .   recapitalization, or

     .   distribution of assets (other than a liquidation).

We are not required to issue fractional shares upon the exercise of the warrants. The holders of the warrants will not possess any rights as shareholders of NeoTherapeutics until such holders exercise the warrants.

     Each warrant may be exercised upon surrender of the warrant on or before the expiration date of the warrant at our offices with the Form of Election to Purchase attached to the warrant completed and executed as indicated, accompany by payment of the exercise price in immediately available funds, by certified or bank draft or by wire transfer to an account designated by us, for the number of shares with respect to which the warrant is being exercised. We will promptly deliver certificates representing the purchased shares to the registered holder of the warrant, registered in the name specified in the Form of Election to Purchase. The warrants do not contain provisions for cashless exercise and there is no minimum or maximum amount which may be exercised at any one time.

     The warrants may not be transferred or assigned without our prior written consent except in certain limited circumstances. We shall register the transfer or assignment of any portion of a warrant in the warrant register upon surrender of the warrant at our offices with the Form of Assignment attached to the warrant completed and executed as indicated. Upon any such transfer or assignment, a new warrant evidencing the portion transferred shall be issued to the transferee, and a new warrant evidencing the remaining portion not transferred shall be issued to the transferor. Each warrant is exchangeable, upon surrender of the warrant at our offices, for one or more new warrants, evidencing in the aggregate the right to purchase the number of shares of our common stock which may then be purchased pursuant to the warrant.

     For the life of the warrants, the holders of the warrants have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership of the shares of the underlying common stock. The warrant holders may be expected to exercise the warrants at a time when we would, in all likelihood, be able to obtain any needed capital by an offering of our common stock on terms more favorable than those provided for by the warrants. Furthermore, the terms on which we obtain additional capital during the life of the warrants may be adversely affected.

     The warrants will not be listed on any exchange or quotation system. We will act as warrant agent under the warrants.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the offering is terminated:

     . Our annual report on Form 10-K for the fiscal year ended December 31, 2000, as amended by Form 10-K/A filed on April 25, 2001;

     . Our quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, filed on May 14, 2001, August 14, 2001 and November 14, 2001, respectively;

     . Our current reports on Form 8-K filed on February 16, 2001, March 14,
       2001, May 21, 2001, August 15, 2001, August 27, 2001, September 24, 2001,
       October 24, 2001, October 30, 2001, December 11, 2001 and December 20, 2001;

     . Our definitive proxy statement filed on April 30, 2001, pursuant to
       Section 14 of the Exchange Act in connection with our 2001 Annual Meeting of Stockholders; and

     . The description of our common stock contained in the Registration of Securities of Certain Successor Issuers filed pursuant to Section 12(g) of the Exchange Act on Form 8-B on June 27, 1997, including any amendment or reports filed for the purpose of updating such description.

     . The description of our Rights to Purchase Series B Junior Participating Preferred Stock contained in the Registration of Certain Classes of Securities filed pursuant to Section 12(g) of the Exchange Act on Form 8-A on December 26, 2000, including any amendment or reports filed for the purpose of updating such description.

     You can request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                              NeoTherapeutics, Inc.
                            Attn: Investor Relations
                              157 Technology Drive
                            Irvine, California 92618
                                 (949) 788-6700

     You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein. We have not authorized anyone else to provide you with different information. We will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any other supplement or in the documents incorporated by reference herein and therein is accurate on any date other than the date on the front of those documents.

     This prospectus supplement, the accompanying prospectus and any documents incorporated by reference herein and therein, are part of a registration statement we filed with the SEC (Registration No. 333-53108). The registration statement and the documents incorporated by reference into it and this prospectus supplement and the accompanying prospectus contain more information about the shares sold by us pursuant to this prospectus supplement. Because information about contracts referred to in this prospectus supplement and the accompanying prospectus is not always complete, you should read the full contracts which are incorporated by reference in the registration statement, this prospectus supplement and the accompanying prospectus. You may read and copy the full registration statement and the documents incorporated by reference into it at the SEC's public reference rooms or their web site.

         You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus that is also part of this document. We have not authorized anyone to provide information different from that contained or incorporated in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated in this prospectus supplement and the accompanying prospectus is accurate only as of the date of such information, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ABOUT NEOTHERAPEUTICS ..................................................     2

RISK FACTORS ...........................................................     3

FORWARD-LOOKING STATEMENTS .............................................    10

USE OF PROCEEDS ........................................................    10

DILUTION ...............................................................    11

PLAN OF DISTRIBUTION ...................................................    11

DESCRIPTION OF COMMON STOCK ............................................    12

DESCRIPTION OF WARRANTS ................................................    14

WHERE YOU CAN FIND MORE INFORMATION ....................................    15


                              NEOTHERAPEUTICS, INC.



                        UP TO 3,000,000 SHARES OF COMMON

                                      STOCK

                                       AND

                       WARRANTS TO PURCHASE UP TO 750,000

                                     SHARES

                                 OF COMMON STOCK


                              PROSPECTUS SUPPLEMENT

                                 March 12, 2002